Exhibit 99.2

Limoneira Announces $20 Million Cash Distribution from Real Estate Development Joint Venture

SANTA PAULA, Calif.--BUSINESS WIRE—April 9, 2025 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced that it has received $10.0 million as its share of a $20.0 million cash distribution from its 50%/50% real estate development joint venture, Harvest at Limoneira, with The Lewis Group of Companies (“Lewis”). The distribution comes from the joint venture’s available unaudited cash and cash equivalents, which as of January 31, 2025, totaled $62.4 million. As equal partners in the joint venture, Limoneira and Lewis each received $10.0 million from the distribution. The Company expects to receive total proceeds of $180.0 million from Harvest at Limoneira, LLCB II and East Area II spread out over seven fiscal years, with approximately $15.0 million received in fiscal year 2024.

Harold Edwards, President and Chief Executive Officer of Limoneira Company, stated, “This distribution reflects the strong performance and liquidity position of our joint venture with Lewis. We may use these funds to enhance our capital allocation options including dividends, share repurchases and reducing debt. We are taking decisive action to strengthen our financial foundation and create additional capacity for future growth opportunities. This strategic capital allocation reinforces our commitment to disciplined financial management while positioning us to capitalize on market opportunities as they arise."

Harvest at Limoneira is a well-balanced, comprehensively designed community providing a range of new housing options near the Pacific Ocean. Boasting scenic views, and close proximity to parks, hiking trails and popular retail destinations, this exceptional community continues to attract strong interest from new home buyers throughout Southern California.

About Limoneira Company

Limoneira Company, a 132-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 10,500 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” "plans", “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor:

John Mills
Managing Partner
ICR 646-277-1254